EXHIBIT 99.1

Eagle Bancorp, Inc. Announces Another Quarter of Record Earnings With Third Quarter 2017 Net Income Up 22% Over 2016

BETHESDA, Md., Oct. 18, 2017 (GLOBE NEWSWIRE) -- Eagle Bancorp, Inc. (the “Company”) (NASDAQ:EGBN), the parent company of EagleBank, today announced record quarterly net income of $29.9 million for the three months ended September 30, 2017, a 22% increase over the $24.5 million net income for the three months ended September 30, 2016. Net income per basic common share for the three months ended September 30, 2017 was $0.87 compared to $0.73 for the same period in 2016, a 19% increase. Net income per diluted common share for the three months ended September 30, 2017 was $0.87 compared to $0.72 for the same period in 2016, a 21% increase.

For the nine months ended September 30, 2017, the Company’s net income was $84.7 million, an 18% increase over the $72.0 million for the same period in 2016. Net income per basic common share for the nine months ended September 30, 2017 was $2.48 compared to $2.14 for the same period in 2016, a 16% increase. Net income per diluted common share for the nine months ended September 30, 2017 was $2.47 compared to $2.11 for the same period in 2016, a 17% increase.

“We are very pleased to report a continued quarterly trend of balanced and consistently strong financial performance,” noted Ronald D. Paul, Chairman and Chief Executive Officer of Eagle Bancorp, Inc. “Our net income has increased for 35 consecutive quarters dating back to the first quarter of 2009. We are proud that this performance has been the result of a combination of balance sheet growth, revenue growth, solid asset quality, and improved operating leverage. Both the FHA Multifamily lending division and the Small Business Administration (“SBA”) lending division added additional revenue during the third quarter. As a result, we are very pleased to report continued growth in earnings and earnings per share.”

The Company’s financial performance for the three and nine months ended September 30, 2017 as compared to the same periods in September 30, 2016 was highlighted by:

  growth in total revenue of 11% for the third quarter of 2017 and 8% for the first nine months of 2017 over 2016;
  a stable and strong net interest margin (“NIM”) of 4.14% for the three and nine months ended September 30, 2017;
  improvement in the efficiency ratio to 37.49% for the third quarter in 2017 and 38.86% for the first nine months of 2017;
  a year-to-date annualized net charge-off ratio to average loans of 0.02%;
  further improvement in non-performing assets from an already favorable position;
  growth in average total loans of 11% over the prior year;
  growth in average total deposits of 9% over the prior year; and
  noninterest income contribution from our FHA Multifamily lending division.

Mr. Paul added, “At a time when the net interest margin of banks is being challenged by the low interest rate environment, the Company remains committed to cost management measures and strong productivity.” The strong third quarter earnings resulted in an annualized return on average assets (“ROAA”) of 1.66% and an annualized return on average common equity (“ROACE”) of 12.86%.

For the first nine months of 2017, total loans grew 7% over December 31, 2016, and averaged 11% higher in the first nine months of 2017 as compared to the first nine months of 2016. Loan growth has moderated in the third quarter due to a portfolio sale of $37.0 million in residential mortgages out of the loan portfolio, being more selective in new credit opportunities, and higher levels of loan payoffs as projects continue to perform well and are refinanced with third-party lenders. At September 30, 2017, total deposits were 4% higher than deposits at December 31, 2016, while average deposits were 9% higher for the first nine months of 2017 compared with the first nine months of 2016.

The NIM was 4.14% for the third quarter of 2017 which was just two basis points lower than the second quarter of 2017. Mr. Paul noted, “We believe that our NIM remains favorable to peer banks. Importantly, we have been able to continue to expand loan yields which were 5.19% for the third quarter, up five basis points from the second quarter and up 11 basis points from the third quarter in 2016. By achieving better loan yields, which is in part due to having a high percentage of variable rate loans, we are doing well in offsetting a higher cost of funds. Funding costs, although up four basis points from the second quarter, have benefitted from the substantial average mix of noninterest deposits of 32.4% for the third quarter. The Company’s focus continues to be on all the factors that contribute to earnings per share growth, as opposed to dependence on any one factor.”

Total revenue (net interest income plus noninterest income) for the third quarter of 2017 was $78.7 million, 11% above the $71.1 million of total revenue earned for the third quarter of 2016 and 3% higher than the $76.7 million of revenue earned in the second quarter of 2017. For the nine month period ended September 30, total revenue was $228.4 million for 2017, as compared to $211.4 million in 2016, an 8% increase.

The primary driver of the Company’s revenue growth for the third quarter of 2017 as compared to the third quarter in 2016 was its net interest income growth of 11% ($71.9 million versus $64.7 million). Noninterest income (excluding investment gains) increased by 6% in the third quarter of 2017 over 2016, due substantially to income of $780 thousand on the origination, securitization, servicing and sale of FHA Multifamily-Backed Government National Mortgage Association (“GNMA”) securities offset by lower sales of residential mortgage loans and the resulting gains on the sale of these loans. The portfolio sale of $37.0 million in residential mortgages out of the loan portfolio resulted in $168 thousand in revenue during the third quarter of 2017. There was no income related to portfolio sales of residential mortgages out of the loan portfolio during the third quarter of 2016. The sale of the guaranteed portion on SBA loans resulted in $390 thousand in revenue during the third quarter of 2017 compared to $101 thousand for the same period in 2016.

The Company continues to benefit from strong asset quality as measures remained solid at September 30, 2017. Net charge-offs (annualized) were 0.00% of average loans for the third quarter of 2017, as compared to 0.14% of average loans for the third quarter of 2016. At September 30, 2017, the Company’s nonperforming loans amounted to $16.6 million (0.27% of total loans) as compared to $22.3 million (0.41% of total loans) at September 30, 2016 and $17.9 million (0.31% of total loans) at December 31, 2016. Nonperforming assets amounted to $18.0 million (0.24% of total assets) at September 30, 2017 compared to $27.5 million (0.41% of total assets) at September 30, 2016 and $20.6 million (0.30% of total assets) at December 31, 2016.

Management continues to remain attentive to any signs of deterioration in borrowers’ financial conditions and is proactive in taking the appropriate steps to mitigate risk. Furthermore, the Company is diligent in placing loans on nonaccrual status when appropriate and believes, based on its loan portfolio risk analysis, that its allowance for credit losses, at 1.03% of total loans (excluding loans held for sale) at September 30, 2017, is adequate to absorb potential credit losses within the loan portfolio at that date. The allowance for credit losses was 1.04% at September 30, 2016 and December 31, 2016. The allowance for credit losses at September 30, 2017 represented 379% of nonperforming loans, as compared to 255% at September 30, 2016 and 330% at December 31, 2016.

“The Company’s productivity continued to improve in the third quarter,” noted Mr. Paul. The efficiency ratio of 37.49% in the third quarter of 2017 reflects management’s ongoing efforts to maintain superior operating leverage. The annualized level of noninterest expenses as a percentage of average assets has declined to 1.66% in the third quarter of 2017 as compared to 1.78% in the third quarter of 2016. A relatively stable staff, capacity utilization, branch rationalization, a low level of problem assets, and leveraging of other fixed costs have been the major reasons for improved operating leverage. Additionally, the Company continues to invest in IT systems and resources, including its online client services. Mr. Paul further noted, “Our goal is to improve operating performance without inhibiting growth or negatively impacting our ability to service our customers. We will continue to maintain strict oversight of expenses, while retaining an infrastructure to remain competitive, support our growth initiatives and manage risk.”

Total assets at September 30, 2017 were $7.39 billion, a 9% increase as compared to $6.76 billion at September 30, 2016, and a 7% increase as compared to $6.89 billion at December 31, 2016. Total loans (excluding loans held for sale) were $6.08 billion at September 30, 2017, an 11% increase as compared to $5.48 billion at September 30, 2016, and a 7% increase as compared to $5.68 billion at December 31, 2016. Loans held for sale amounted to $26.0 million at September 30, 2017 as compared to $78.1 million at September 30, 2016, a 67% decrease, and $51.6 million at December 31, 2016, a 50% decrease. The investment portfolio totaled $556.0 million at September 30, 2017, a 29% increase from the $430.7 million balance at September 30, 2016. As compared to December 31, 2016, the investment portfolio at September 30, 2017 increased by $17.9 million or 3%.

Total deposits at September 30, 2017 were $5.91 billion, compared to deposits of $5.56 billion at September 30, 2016, a 6% increase, and deposits of $5.72 billion at December 31, 2016, a 4% increase. Total borrowed funds (excluding customer repurchase agreements) were $416.8 million at September 30, 2017, $266.4 million at September 30, 2016, and $216.5 million at December 31, 2016. We continue to work on expanding the breadth and depth of our existing relationships while we pursue building new relationships.

Total shareholders’ equity at September 30, 2017 increased 15%, to $934.0 million, compared to $815.6 million at September 30, 2016, and increased 11% from $842.8 million at December 31, 2016. The Company’s capital position remains substantially in excess of regulatory requirements for well capitalized status, with a total risk based capital ratio of 15.30% at September 30, 2017, as compared to 15.05% at September 30, 2016, and 14.89% at December 31, 2016. In addition, the tangible common equity ratio was 11.35% at September 30, 2017, compared to 10.64% at September 30, 2016 and 10.84% at December 31, 2016.

Analysis of the three months ended September 30, 2017 compared to September 30, 2016

For the three months ended September 30, 2017, the Company reported an annualized ROAA of 1.66% as compared to 1.50% for the three months ended September 30, 2016. The annualized ROACE for the three months ended September 30, 2017 was 12.86%, as compared to 12.04% for the three months ended September 30, 2016.

Net interest income increased 11% for the three months ended September 30, 2017 over the same period in 2016 ($71.9 million versus $64.7 million), resulting from growth in average earning assets of 10% and a three basis point expansion of the net interest margin. The net interest margin was 4.14% for the three months ended September 30, 2017, as compared to 4.11% for the three months ended September 30, 2016. The Company believes its net interest margin remains favorable compared to peer banking companies and that its disciplined approach to managing the loan portfolio yield to 5.19% for the third quarter of 2017 has been a significant factor in its overall profitability.

The provision for credit losses was $1.9 million for the three months ended September 30, 2017 as compared to $2.3 million for the three months ended September 30, 2016. The lower provisioning in the third quarter of 2017, as compared to the third quarter of 2016, is primarily due to lower net charge-offs and to overall improved asset quality. Net charge-offs of $2 thousand in the third quarter of 2017 represented an annualized 0.00% of average loans, excluding loans held for sale, as compared to $2.0 million, or an annualized 0.14% of average loans, excluding loans held for sale, in the third quarter of 2016. Net charge-offs in the third quarter of 2017 were attributable primarily to net charge-offs in commercial and industrial loans ($114 thousand) offset by net recoveries in construction - commercial and residential ($106 thousand).

Noninterest income for the three months ended September 30, 2017 increased to $6.8 million from $6.4 million for the three months ended September 30, 2016, due substantially to income of $780 thousand on the origination, securitization, servicing and sale of FHA Multifamily-Backed GNMA securities in the third quarter of 2017, offset by lower sales of residential mortgage loans and the resulting gains on the sale of these loans (gain of $1.8 million for the third quarter of 2017 versus $2.9 million for the same period in 2016). There was no income related to FHA Multifamily-Backed GNMA securities in the third quarter of 2016. The portfolio sale of $37.0 million in residential mortgages out of the loan portfolio resulted in $168 thousand in revenue during the third quarter of 2017. There was no income related to portfolio sales of residential mortgages out of the loan portfolio during the third quarter of 2016. The sale of the guaranteed portion on SBA loans resulted in $390 thousand in revenue during the third quarter of 2017 compared to $101 thousand for the same period in 2016. Residential mortgage loans closed were $135 million for the third quarter in 2017 versus $276 million for the third quarter of 2016. Excluding gains on sales of investment securities, noninterest income was $6.8 million in the third quarter of 2017 as compared to $6.4 million for the third quarter of 2016, an increase of 6%.

The efficiency ratio, which measures the ratio of noninterest expense to total revenue, was 37.49% for the third quarter of 2017, as compared to 40.54% for the third quarter of 2016. Noninterest expenses totaled $29.5 million for the three months ended September 30, 2017, as compared to $28.8 million for the three months ended September 30, 2016, a 2% increase. Legal, accounting, and professional fees decreased by $469 thousand primarily due to general bank consulting projects. FDIC insurance premiums increased by $300 thousand primarily due to a larger assessment base.  Salaries and benefits expenses decreased $225 thousand due primarily to a decrease in employee benefit costs due to the prior year acceleration of restricted stock awards, offset by merit increases.

The effective tax rate was 36.8% for the third quarter 2017 as compared to 38.7% for the same period in 2016 due primarily to new tax credit investments in the third quarter of 2017 and a lower state tax apportionment factor in the current year.

Analysis of the nine months ended September 30, 2017 compared to September 30, 2016

For the nine months ended September 30, 2017, the Company reported an annualized ROAA of 1.63% as compared to 1.54% for the nine months ended September 30, 2016. The annualized ROACE for the nine months ended September 30, 2017 was 12.71%, as compared to 12.27% for the nine months ended September 30, 2016. The higher ratios are due to increased earnings.

Net interest income increased 9% for the nine months ended September 30, 2017 over the same period in 2016 ($208.5 million versus $191.1 million), resulting from growth in average earning assets of 12%. The net interest margin was 4.14% for the nine months ended September 30, 2017 as compared to 4.23% for the same period in 2016. The Company believes its net interest margin remains favorable compared to peer banking companies and that its disciplined approach to managing the loan portfolio yield to 5.15% for the first nine months in 2017 has been a significant factor in its overall profitability. Additionally, the percentage of average noninterest bearing deposits to total deposits was 32% for the first nine months in 2017 versus 30% for the same period in 2016.

The provision for credit losses was $4.9 million for the nine months ended September 30, 2017 as compared to $9.2 million for the nine months ended September 30, 2016. The lower provisioning in the first nine months of 2017, as compared to the first nine months of 2016, is due to a combination of lower net-charge-offs, lower loan growth, as net loans increased $406.3 million during the first nine months of 2017, as compared to an increase of $483.6 million during the same period in 2016, and to overall improved asset quality. Net charge-offs of $991 thousand in the first nine months of 2017 represented an annualized 0.02% of average loans, excluding loans held for sale, as compared to $5.0 million or an annualized 0.13% of average loans, excluding loans held for sale, in the first nine months of 2016. Net charge-offs in the first nine months of 2017 were attributable primarily to commercial real estate loans.

Noninterest income for the nine months ended September 30, 2017 was $19.9 million as compared to $20.3 million for the nine months ended September 30, 2016, a 2% decrease.  This was primarily due to fewer sales of SBA and residential mortgage loans resulting in a $785 thousand and $939 thousand decreased gain on the sale of these loans, respectively, and a $581 thousand decreased gain on sale of securities, offset by revenue associated with the origination, securitization, servicing, and sale of FHA Multifamily-Backed GNMA securities of $1.5 million and a $338 thousand increase in service charges on deposits. The portfolio sale of $37.0 million in residential mortgages out of the loan portfolio resulted in $168 thousand in revenue during the nine months ended September 30, 2017. There was no income related to portfolio sales of residential mortgages out of the loan portfolio for the same period of 2016. Excluding investment securities net gains, total noninterest income was $19.3 million for the nine months ended September 30, 2017, as compared to $19.1 million for the same period in 2016, a 1% increase.

Noninterest expenses totaled $88.7 million for the nine months ended September 30, 2017, as compared to $85.2 million for the nine months ended September 30, 2016, a 4% increase. Cost increases for salaries and benefits were $1.3 million, due primarily to increased merit and incentive compensation, offset by a decrease in employee benefit costs due to the prior year acceleration of restricted stock awards. Marketing and advertising increased by $322 thousand due to costs associated with digital and print advertising and sponsorships. Data processing increased by $341 thousand due primarily to increased vendor fees associated with higher volumes and rates. Legal, accounting and professional fees increased by $694 thousand primarily due to enhanced IT risk management and general bank consulting projects. Other expenses increased $799 thousand primarily due to higher broker fees. For the first nine months of 2017, the efficiency ratio was 38.86% as compared to 40.32% for the same period in 2016.

The financial information which follows provides more detail on the Company’s financial performance for the three and nine months ended September 30, 2017 as compared to the three and nine months ended September 30, 2016 as well as providing eight quarters of trend data. Persons wishing additional information should refer to the Company’s Form 10-K for the year ended December 31, 2016 and other reports filed with the Securities and Exchange Commission (the “SEC”).

About Eagle Bancorp: The Company is the holding company for EagleBank, which commenced operations in 1998. The Bank is headquartered in Bethesda, Maryland, and operates through twenty-one branch offices, located in Montgomery County, Maryland, Washington, D.C. and Northern Virginia. The Company focuses on building relationships with businesses, professionals and individuals in its marketplace.

Conference Call: Eagle Bancorp will host a conference call to discuss its third quarter 2017 financial results on Thursday, October 19, 2017 at 10:00 a.m. eastern daylight time. The public is invited to listen to this conference call by dialing 1.877.303.6220, conference ID Code is 87543459, or by accessing the call on the Company’s website, www.EagleBankCorp.com. A replay of the conference call will be available on the Company’s website through November 2, 2017.

Forward-looking Statements: This press release contains forward-looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as “may,” “will,” “anticipates,” “believes,” “expects,” “plans,” “estimates,” “potential,” “continue,” “should,” and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company’s market, interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. For details on factors that could affect these expectations, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 and in other periodic and current reports filed with the SEC. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company’s past results are not necessarily indicative of future performance.

Eagle Bancorp, Inc.
Consolidated Financial Highlights (Unaudited)
(dollars in thousands, except per share data)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Income Statements:
Total interest income	$82,370	$72,431	$237,508	$210,010
Total interest expense	10,434	7,703	28,980	18,870
Net interest income	71,936	64,728	208,528	191,140
Provision for credit losses	1,921	2,288	4,884	9,219
Net interest income after provision for credit losses	70,015	62,440	203,644	181,921
Noninterest income (before investment gains)	6,773	6,404	19,335	19,147
Gain on sale of investment securities	11	1	542	1,123
Total noninterest income	6,784	6,405	19,877	20,270
Total noninterest expense	29,516	28,838	88,749	85,235
Income before income tax expense	47,283	40,007	134,772	116,956
Income tax expense	17,409	15,484	50,109	44,966
Net income	$29,874	$24,523	$84,663	$71,990

Per Share Data:
Earnings per weighted average common share, basic	$0.87	$0.73	$2.48	$2.14
Earnings per weighted average common share, diluted	$0.87	$0.72	$2.47	$2.11
Weighted average common shares outstanding, basic	34,173,893	33,590,183	34,124,387	33,565,863
Weighted average common shares outstanding, diluted	34,338,442	34,187,171	34,315,640	34,161,890
Actual shares outstanding at period end	34,174,009	33,590,880	34,174,009	33,590,880
Book value per common share at period end	$27.33	$24.28	$27.33	$24.28
Tangible book value per common share at period end (1)	$24.19	$21.08	$24.19	$21.08

Performance Ratios (annualized):
Return on average assets	1.66%	1.50%	1.63%	1.54%
Return on average common equity	12.86%	12.04%	12.71%	12.27%
Net interest margin	4.14%	4.11%	4.14%	4.23%
Efficiency ratio (2)	37.49%	40.54%	38.86%	40.32%

Other Ratios:
Allowance for credit losses to total loans (3)	1.03%	1.04%	1.03%	1.04%
Allowance for credit losses to total nonperforming loans	379.11%	255.29%	379.11%	255.29%
Nonperforming loans to total loans (3)	0.27%	0.41%	0.27%	0.41%
Nonperforming assets to total assets	0.24%	0.41%	0.24%	0.41%
Net charge-offs (annualized) to average loans (3)	0.00%	0.14%	0.02%	0.13%
Common equity to total assets	12.63%	12.06%	12.63%	12.06%
Tier 1 capital (to average assets)	11.78%	11.12%	11.78%	11.12%
Total capital (to risk weighted assets)	15.30%	15.05%	15.30%	15.05%
Common equity tier 1 capital (to risk weighted assets)	11.40%	10.83%	11.40%	10.83%
Tangible common equity ratio (1)	11.35%	10.64%	11.35%	10.64%

Loan Balances - Period End (in thousands):
Commercial and Industrial	$1,244,184	$1,130,042	$1,244,184	$1,130,042
Commercial real estate - owner occupied	$749,580	$590,427	$749,580	$590,427
Commercial real estate - income producing	$2,898,948	$2,551,186	$2,898,948	$2,551,186
1-4 Family mortgage	$109,460	$154,439	$109,460	$154,439
Construction - commercial and residential	$915,493	$838,137	$915,493	$838,137
Construction - C&I (owner occupied)	$55,828	$104,676	$55,828	$104,676
Home equity	$101,898	$106,856	$101,898	$106,856
Other consumer	$8,813	$6,212	$8,813	$6,212

Average Balances (in thousands):
Total assets	$7,128,769	$6,492,274	$6,954,948	$6,252,867
Total earning assets	$6,897,613	$6,266,311	$6,722,664	$6,027,834
Total loans	$5,946,411	$5,422,677	$5,849,832	$5,253,742
Total deposits	$5,827,953	$5,353,834	$5,681,827	$5,225,804
Total borrowings	$344,959	$300,083	$346,174	$215,851
Total shareholders’ equity	$921,493	$809,973	$890,817	$783,499

(1)   Tangible common equity to tangible assets (the "tangible common equity ratio") and tangible book value per common share are non-GAAP financial measures derived from GAAP based amounts. The Company calculates the tangible common equity ratio by excluding the balance of intangible assets from common shareholders' equity and dividing by tangible assets. The Company calculates tangible book value per common share by dividing tangible common equity by common shares outstanding, as compared to book value per common share, which the Company calculates by dividing common shareholders' equity by common shares outstanding. The Company considers this information important to shareholders as tangible equity is a measure that is consistent with the calculation of capital for bank regulatory purposes, which excludes intangible assets from the calculation of risk based ratios and as such is useful for investors, regulators, management and others to evaluate capital adequacy and to compare against other financial institutions. The table below provides a reconciliation of these non-GAAP financial measures with financial measures defined by GAAP.

GAAP Reconciliation (Unaudited)
(dollars in thousands except per share data)
	Nine Months Ended	Twelve Months Ended	Nine Months Ended
	September 30, 2017	December 31, 2016	September 30, 2016
Common shareholders' equity	$933,982	$842,799	$815,639
Less: Intangible assets	(107,150)	(107,419)	(107,694)
Tangible common equity	$826,832	$735,380	$707,945

Book value per common share	$27.33	$24.77	$24.28
Less: Intangible book value per common share	(3.14)	(3.16)	(3.20)
Tangible book value per common share	$24.19	$21.61	$21.08

Total assets	$7,393,656	$6,890,096	$6,762,132
Less: Intangible assets	(107,150)	(107,419)	(107,694)
Tangible assets	$7,286,506	$6,782,677	$6,654,438
Tangible common equity ratio	11.35%	10.84%	10.64%

(2)  Computed by dividing noninterest expense by the sum of net interest income and noninterest income.

(3)  Excludes loans held for sale.

Eagle Bancorp, Inc.
Consolidated Balance Sheets (Unaudited)
(dollars in thousands, except per share data)

Assets	September 30, 2017	December 31, 2016	September 30, 2016
Cash and due from banks	$8,246	$10,285	$8,678
Federal funds sold	8,548	2,397	5,262
Interest bearing deposits with banks and other short-term investments	432,156	355,481	505,087
Investment securities available for sale, at fair value	556,026	538,108	430,668
Federal Reserve and Federal Home Loan Bank stock	30,980	21,600	19,920
Loans held for sale	25,980	51,629	78,118
Loans	6,084,204	5,677,893	5,481,975
Less allowance for credit losses	(62,967)	(59,074)	(56,864)
Loans, net	6,021,237	5,618,819	5,425,111
Premises and equipment, net	19,546	20,661	19,370
Deferred income taxes	45,432	48,220	41,065
Bank owned life insurance	61,238	60,130	59,747
Intangible assets, net	107,150	107,419	107,694
Other real estate owned	1,394	2,694	5,194
Other assets	75,723	52,653	56,218
Total Assets	$7,393,656	$6,890,096	$6,762,132

Liabilities and Shareholders' Equity
Deposits:
Noninterest bearing demand	$1,843,157	$1,775,684	$1,668,271
Interest bearing transaction	429,247	289,122	297,973
Savings and money market	2,818,871	2,902,560	2,802,519
Time, $100,000 or more	482,325	464,842	452,015
Other time	340,352	283,906	337,371
Total deposits	5,913,952	5,716,114	5,558,149
Customer repurchase agreements	73,569	68,876	71,642
Other short-term borrowings	200,000	-	50,000
Long-term borrowings	216,807	216,514	216,419
Other liabilities	55,346	45,793	50,283
Total liabilities	6,459,674	6,047,297	5,946,493

Shareholders' Equity
Common stock, par value $.01 per share; shares authorized 100,000,000, shares issued and outstanding 34,174,009, 34,023,850, and 33,590,880, respectively	340	338	333
Warrant	-	-	946
Additional paid in capital	518,616	513,531	509,706
Retained earnings	415,975	331,311	305,594
Accumulated other comprehensive loss	(949)	(2,381)	(940)
Total Shareholders' Equity	933,982	842,799	815,639
Total Liabilities and Shareholders' Equity	$7,393,656	$6,890,096	$6,762,132

Eagle Bancorp, Inc.
Consolidated Statements of Income (Unaudited)
(dollars in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
Interest Income	2017	2016	2017	2016
Interest and fees on loans	$78,176	$69,869	$226,543	$202,002
Interest and dividends on investment securities	3,194	2,177	8,854	7,121
Interest on balances with other banks and short-term investments	991	376	2,084	856
Interest on federal funds sold	9	9	27	31
Total interest income	82,370	72,431	237,508	210,010
Interest Expense
Interest on deposits	7,233	4,840	19,466	13,513
Interest on customer repurchase agreements	58	39	136	115
Interest on other short-term borrowings	164	383	441	727
Interest on long-term borrowings	2,979	2,441	8,937	4,515
Total interest expense	10,434	7,703	28,980	18,870
Net Interest Income	71,936	64,728	208,528	191,140
Provision for Credit Losses	1,921	2,288	4,884	9,219
Net Interest Income After Provision For Credit Losses	70,015	62,440	203,644	181,921

Noninterest Income
Service charges on deposits	1,626	1,431	4,641	4,303
Gain on sale of loans	2,173	3,009	6,740	8,464
Gain on sale of investment securities	11	1	542	1,123
Increase in the cash surrender value of bank owned life insurance	369	391	1,108	1,171
Other income	2,605	1,573	6,846	5,209
Total noninterest income	6,784	6,405	19,877	20,270
Noninterest Expense
Salaries and employee benefits	16,905	17,130	50,451	49,157
Premises and equipment expenses	3,846	3,786	11,613	11,419
Marketing and advertising	732	857	2,873	2,551
Data processing	2,019	1,879	6,057	5,716
Legal, accounting and professional fees	1,240	771	3,539	2,845
FDIC insurance	929	629	2,063	2,193
Other expenses	3,845	3,786	12,153	11,354
Total noninterest expense	29,516	28,838	88,749	85,235
Income Before Income Tax Expense	47,283	40,007	134,772	116,956
Income Tax Expense	17,409	15,484	50,109	44,966
Net Income	$29,874	$24,523	$84,663	$71,990

Earnings Per Common Share
Basic	$0.87	$0.73	$2.48	$2.14
Diluted	$0.87	$0.72	$2.47	$2.11

Eagle Bancorp, Inc.
Consolidated Average Balances, Interest Yields And Rates (Unaudited)
(dollars in thousands)

	Three Months Ended September 30,
	2017			2016
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
ASSETS
Interest earning assets:
Interest bearing deposits with other banks and other short-term investments	$331,194	$991	1.19%	$338,521	$376	0.44%
Loans held for sale (1)	37,146	350	3.77%	66,791	586	3.51%
Loans (1) (2)	5,946,411	77,826	5.19%	5,422,677	69,283	5.08%
Investment securities available for sale (2)	576,423	3,194	2.20%	429,207	2,177	2.02%
Federal funds sold	6,439	9	0.55%	9,115	9	0.39%
Total interest earning assets	6,897,613	82,370	4.74%	6,266,311	72,431	4.60%

Total noninterest earning assets	292,891			281,784
Less: allowance for credit losses	61,735			55,821
Total noninterest earning assets	231,156			225,963
TOTAL ASSETS	$7,128,769			$6,492,274

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
Interest bearing transaction	$406,923	$506	0.49%	$269,230	$193	0.29%
Savings and money market	2,663,762	4,211	0.63%	2,641,863	2,976	0.45%
Time deposits	866,595	2,516	1.15%	784,834	1,671	0.85%
Total interest bearing deposits	3,937,280	7,233	0.73%	3,695,927	4,840	0.52%
Customer repurchase agreements	73,345	58	0.31%	73,749	39	0.21%
Other short-term borrowings	54,840	164	1.17%	50,013	383	3.00%
Long-term borrowings	216,774	2,979	5.38%	176,321	2,441	5.42%
Total interest bearing liabilities	4,282,239	10,434	0.97%	3,996,010	7,703	0.77%

Noninterest bearing liabilities:
Noninterest bearing demand	1,890,673			1,657,907
Other liabilities	34,364			28,384
Total noninterest bearing liabilities	1,925,037			1,686,291

Shareholders’ Equity	921,493			809,973
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$7,128,769			$6,492,274

Net interest income		$71,936			$64,728
Net interest spread			3.77%			3.83%
Net interest margin			4.14%			4.11%
Cost of funds			0.60%			0.49%

(1) Loans placed on nonaccrual status are included in average balances. Net loan fees and late charges included in interest income on loans totaled $4.7 million and $4.1 million for the three months ended September 30, 2017 and 2016, respectively.
(2) Interest and fees on loans and investments exclude tax equivalent adjustments.

Eagle Bancorp, Inc.
Consolidated Average Balances, Interest Yields and Rates (Unaudited)
(dollars in thousands)

	Nine Months Ended September 30,
	2017			2016
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
ASSETS
Interest earning assets:
Interest bearing deposits with other banks and other short-term investments	$290,366	$2,084	0.96%	$254,348	$856	0.45%
Loans held for sale (1)	34,925	1,020	3.89%	47,786	1,288	3.59%
Loans (1) (2)	5,849,832	225,523	5.15%	5,253,742	200,714	5.10%
Investment securities available for sale (1)	541,378	8,854	2.19%	462,408	7,121	2.06%
Federal funds sold	6,163	27	0.59%	9,550	31	0.43%
Total interest earning assets	6,722,664	237,508	4.72%	6,027,834	210,010	4.65%

Total noninterest earning assets	292,700			280,220
Less: allowance for credit losses	60,416			55,187
Total noninterest earning assets	232,284			225,033
TOTAL ASSETS	$6,954,948			$6,252,867

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
Interest bearing transaction	$366,521	$1,081	0.39%	$234,481	$445	0.25%
Savings and money market	2,677,777	12,171	0.61%	2,656,638	8,324	0.42%
Time deposits	795,884	6,214	1.04%	764,099	4,744	0.83%
Total interest bearing deposits	3,840,182	19,466	0.68%	3,655,218	13,513	0.49%
Customer repurchase agreements	70,702	136	0.26%	71,973	115	0.21%
Other short-term borrowings	58,797	441	0.99%	38,873	727	2.46%
Long-term borrowings	216,675	8,937	5.44%	105,005	4,515	5.65%
Total interest bearing liabilities	4,186,356	28,980	0.93%	3,871,069	18,870	0.65%

Noninterest bearing liabilities:
Noninterest bearing demand	1,841,645			1,570,586
Other liabilities	36,130			27,713
Total noninterest bearing liabilities	1,877,775			1,598,299

Shareholders’ equity	890,817			783,499
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$6,954,948			$6,252,867

Net interest income		$208,528			$191,140
Net interest spread			3.79%			4.00%
Net interest margin			4.14%			4.23%
Cost of funds			0.58%			0.42%

(1) Loans placed on nonaccrual status are included in average balances. Net loan fees and late charges included in interest income on loans totaled $12.9 million and $11.7 million for the nine months ended September 30, 2017 and 2016, respectively.
(2) Interest and fees on loans and investments exclude tax equivalent adjustments.

Eagle Bancorp, Inc.
Statements of Income and Highlights Quarterly Trends (Unaudited)
(dollars in thousands, except per share data)
	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,	December 31,
Income Statements:	2017	2017	2017	2016	2016	2016	2016	2015
Total interest income	$82,370	$79,344	$75,794	$75,795	$72,431	$69,772	$67,807	$67,311
Total interest expense	10,434	9,646	8,900	8,771	7,703	5,950	5,217	4,735
Net interest income	71,936	69,698	66,894	67,024	64,728	63,822	62,590	62,576
Provision for credit losses	1,921	1,566	1,397	2,112	2,288	3,888	3,043	4,595
Net interest income after provision for credit losses	70,015	68,132	65,497	64,912	62,440	59,934	59,547	57,981
Noninterest income (before investment gains)	6,773	6,997	5,565	6,943	6,404	7,077	5,666	6,462
Gain on sale of investment securities	11	26	505	71	1	498	624	30
Total noninterest income	6,784	7,023	6,070	7,014	6,405	7,575	6,290	6,492
Salaries and employee benefits	16,905	16,869	16,677	17,853	17,130	15,908	16,119	15,977
Premises and equipment	3,846	3,920	3,847	3,699	3,786	3,807	3,826	3,970
Marketing and advertising	732	1,247	894	944	857	920	774	566
Merger expenses	-	-	-	-	-	-	-	2
Other expenses	8,033	7,965	7,814	7,284	7,065	7,660	7,383	8,125
Total noninterest expense	29,516	30,001	29,232	29,780	28,838	28,295	28,102	28,640
Income before income tax expense	47,283	45,154	42,335	42,146	40,007	39,214	37,735	35,833
Income tax expense	17,409	17,382	15,318	16,429	15,484	15,069	14,413	13,485
Net income	29,874	27,772	27,017	25,717	24,523	24,145	23,322	22,348
Preferred stock dividends	-	-	-	-	-	-	-	62
Net income available to common shareholders	$29,874	$27,772	$27,017	$25,717	$24,523	$24,145	$23,322	$22,286

Per Share Data:
Earnings per weighted average common share, basic	$0.87	$0.81	$0.79	$0.76	$0.73	$0.72	$0.70	$0.67
Earnings per weighted average common share, diluted	$0.87	$0.81	$0.79	$0.75	$0.72	$0.71	$0.68	$0.65
Weighted average common shares outstanding, basic	34,173,893	34,128,598	34,069,528	33,650,963	33,590,183	33,588,141	33,518,998	33,462,937
Weighted average common shares outstanding, diluted	34,338,442	34,324,120	34,284,316	34,233,940	34,187,171	34,183,209	34,104,237	34,069,786
Actual shares outstanding at period end	34,174,009	34,169,924	34,110,056	34,023,850	33,590,880	33,584,898	33,581,599	33,467,893
Book value per common share at period end	$27.33	$26.42	$25.59	$24.77	$24.28	$23.48	$22.71	$22.07
Tangible book value per common share at period end (1)	$24.19	$23.28	$22.45	$21.61	$21.08	$20.27	$19.48	$18.83

Performance Ratios (annualized):
Return on average assets	1.66%	1.60%	1.62%	1.46%	1.50%	1.57%	1.54%	1.50%
Return on average common equity	12.86%	12.51%	12.74%	12.26%	12.04%	12.40%	12.39%	12.08%
Net interest margin	4.14%	4.16%	4.14%	3.96%	4.11%	4.30%	4.31%	4.38%
Efficiency ratio (2)	37.49%	39.10%	40.06%	40.22%	40.54%	39.63%	40.80%	41.47%

Other Ratios:
Allowance for credit losses to total loans (3)	1.03%	1.02%	1.03%	1.04%	1.04%	1.05%	1.06%	1.05%
Allowance for credit losses to total nonperforming loans	379.11%	356.00%	416.91%	330.49%	255.29%	264.44%	249.03%	397.95%
Nonperforming loans to total loans (3)	0.27%	0.29%	0.25%	0.31%	0.41%	0.40%	0.43%	0.26%
Nonperforming assets to total assets	0.24%	0.26%	0.22%	0.30%	0.41%	0.39%	0.42%	0.31%
Net charge-offs (annualized) to average loans (3)	0.00%	0.02%	0.04%	-0.01%	0.14%	0.15%	0.09%	0.18%
Tier 1 capital (to average assets)	11.78%	11.61%	11.51%	10.72%	11.12%	11.24%	11.01%	10.90%
Total capital (to risk weighted assets)	15.30%	15.13%	14.97%	14.89%	15.05%	12.71%	12.87%	12.75%
Common equity tier 1 capital (to risk weighted assets)	11.40%	11.18%	10.97%	10.80%	10.83%	10.74%	10.83%	10.68%
Tangible common equity ratio (1)	11.35%	11.15%	10.97%	10.84%	10.64%	10.88%	10.86%	10.56%

Average Balances (in thousands):
Total assets	$7,128,769	$6,959,994	$6,772,164	$6,984,492	$6,492,274	$6,191,164	$6,072,533	$5,907,022
Total earning assets	$6,897,613	$6,728,055	$6,538,377	$6,754,935	$6,266,311	$5,968,488	$5,846,081	$5,676,549
Total loans	$5,946,411	$5,895,174	$5,705,261	$5,591,790	$5,422,677	$5,266,305	$5,070,386	$4,859,391
Total deposits	$5,827,953	$5,660,119	$5,554,402	$5,796,516	$5,353,834	$5,178,501	$5,143,670	$4,952,282
Total borrowings	$344,959	$375,124	$318,143	$312,842	$300,083	$207,221	$139,324	$168,652
Total shareholders’ equity	$921,493	$890,498	$859,779	$834,823	$809,973	$783,318	$756,916	$757,199

(1) Tangible common equity to tangible assets (the "tangible common equity ratio") and tangible book value per common share are non-GAAP financial measures derived from GAAP based amounts. The Company calculates the tangible common equity ratio by excluding the balance of intangible assets from common shareholders' equity and dividing by tangible assets. The Company calculates tangible book value per common share by dividing tangible common equity by common shares outstanding, as compared to book value per common share, which the Company calculates by dividing common shareholders' equity by common shares outstanding. The Company considers this information important to shareholders as tangible equity is a measure that is consistent with the calculation of capital for bank regulatory purposes, which excludes intangible assets from the calculation of risk based ratios and as such is useful for investors, regulators, management and others to evaluate capital adequacy and to compare against other financial institutions.
(2) Computed by dividing noninterest expense by the sum of net interest income and noninterest income.
(3) Excludes loans held for sale.

EAGLE BANCORP, INC.
CONTACT:
Michael T. Flynn
301.986.1800